UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 30, 2017

EVINE Live Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-37495	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

(Address of principal executive offices)

(952) 943-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 30, 2017, EVINE Live Inc. (the “Company”) entered into a letter agreement (the “Repurchase Letter Agreement”) between the Company and NBCUniversal Media, LLC (“NBCU”). Pursuant to the Repurchase Letter Agreement, on January 31, 2017, the Company will purchase from NBCU 4,400,000 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), representing approximately 6.9% of shares outstanding, for approximately $4.9 million or $1.12 per share. The foregoing description is qualified in its entirety by reference to the full text of the Repurchase Letter Agreement, which is attached as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 1.02.	Termination of a Material Definitive Agreement.

Pursuant to the Repurchase Letter Agreement, upon the consummation of the settlement of the repurchase of the Shares, the Company and NBCU agreed to terminate that certain Shareholder Agreement between the parties dated April 29, 2016 (the “Shareholder Agreement”).

The Shareholder Agreement provided that for so long as NBCU or its affiliates beneficially owned at least 5% of the Company’s outstanding common stock, NBCU would be entitled to designate one individual to be nominated to the Company’s board of directors, and entitled to designate such individual to be an observer of the audit, human resources and compensation, and corporate governance and nominating committees of the Company’s board of directors. Among other things, the Shareholder Agreement also required the Company to obtain the consent of NBCU prior to (a) adopting or amending any shareholder’s rights plan or taking certain other actions that would impede or restrict the ability of NBCU to acquire the Company’s voting stock, or (b) the Company’s taking any action that would result in NBCU being deemed to be in violation of the Federal Communications Commission multiple ownership regulations.

The Shareholder Agreement also provided that unless NBCU beneficially owned less than 5% or more than 90% of the adjusted outstanding shares of common stock, NBCU may not sell, transfer or otherwise dispose of any securities of the Company subject to limited exceptions for (i) transfers to affiliates, (ii) third party tender offers, (iii) mergers, consolidations and reorganizations and (iv) transfers pursuant to underwritten public offerings or transfers exempt from registration under the Securities Act (provided, in the case of (iv), such transfers do not result in the transferee acquiring beneficial ownership in excess of 20%).

The foregoing description is qualified in its entirety by reference to the full text of the Shareholder Agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on May 2, 2016.

Item 7.01.	Regulation FD.

On January 31, 2017, the Company issued a press release regarding the repurchase of the Shares. The press release is furnished herewith as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in that filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Repurchase Letter Agreement, dated January 30, 2017, between the Company and NBCU.

99.1	Press Release issued by the Company, dated January 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: January 31, 2017	EVINE LIVE INC.

	By:	/s/ Damon Schramm
Damon Schramm Senior Vice President, General Counsel and Secretary